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                                 UNITED STATES
                       SECURITIES & EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------
                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

               Date of report (Date of earliest event reported):
                               January 31, 2000


                               INTERLIANT, INC.
                               ----------------
            (Exact name of registrant as specified in its charter)

         Delaware                   0-26115                   13-3978980
---------------------------      -------------          ---------------------
(State or other jurisdiction      (Commission            (I.R.S. Employer
  of incorporation)               File Number)           Identification No.)

       Two Manhattanville Road
         Purchase, New York                                     10577
----------------------------------------                     -----------
(Address of principal executive offices)                     (Zip Code)


                                (914) 640-9000
                                --------------

             (Registrant's telephone number, including area code)

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ITEM 5: OTHER MATTERS

        On January 31, 2000, we announced that we expect to report revenues of more than $18.0 million and EBITDA losses of less than $8.8 million for the fourth quarter of 1999. This compares with revenues of $2.3 million for the fourth quarter of 1998 and $12.0 million for the third quarter of 1999. EBITDA loss for the fourth quarter of 1998 and the third quarter of 1999 was $3.9 million and $8.2 million, respectively. We intend to report final results for the fourth quarter and the year on February 17, 2000. We anticipate that our results for the fourth quarter of 1999 and in the near term will reflect a decrease in gross margin from prior periods primarily due to growth of our professional services business, which has a lower gross margin than our application hosting business, and the acquisition in November 1999 of Triumph Technologies, which also has lower gross margins than our application hosting business.

        In January and February 2000, we raised $27.5 million in strategic funding through equity investments by Dell Computer, Network Solutions and BMC Software. In connection with these strategic investments, we signed alliance agreements with Dell and BMC Software and extended our currently existing alliance agreement with Network Solutions under which we and Network Solutions offer and promote our respective products and services to each other's existing and potential customers. Through our partnerships with Dell Computer and BMC Software, we intend to leverage both companies' technology and expertise to bring advanced Web-based products and services to market, such as Dell's PowerEdge server and PowerVault storage products, and BMC Software's systems management software and solutions, including its PATROL solutions suite, used to monitor the applications we host for our customers. Finally, these two alliance agreements call for us to work separately with Dell and BMC on additional e-commerce opportunities. Under the terms of our agreement with Dell, Interliant will provide certain services to Dell. As part of the deal, Dell has agreed to sell its PowerEdge servers and PowerVault storage products to Interliant for use in our hosting service. We have agreed to standardize BMC Software's monitoring products to support our hosting platforms and customer premise servers. BMC Software will also join us in co-marketing activities intended to promote our respective products and services. We will also promote one another's products and services to our respective current and potential customers. We anticipate that these alliance agreements will result in significant potential revenues, expenses, EBITDA losses and capital expenditures for the foreseeable future in the expectation that eventually they will result in positive EBITDA and profits. The foregoing is a forward-looking statement and is based on our current business plan and the assumptions on which it is based.

        On February 1, 2000, we announced that Mr. Herb Hribar will become our Chief Executive Officer and a Director effective on or before February 15, 2000. Mr. Hribar commenced serving in such capacities the week beginning January 31, 2000. Since July 1998, Mr.Hribar has been President and Chief Operating Officer of Verio, Inc., a domain-based web hosting company. In connection with his employment, we granted Mr. Hribar options to purchase 1,500,000 shares of common stock at an average exercise price of approximately $18.00 per share. We anticipate that this will result in a non-cash compensation charge to earnings of approximately $30 million over the four-year vesting period of the options.

        On February 2, 2000, we and @viso Limited, a company incorporated under the laws of England and Wales and owned 50% by Softbank Holdings, Inc. and 50% by Vivendi, S.A., agreed to form a Netherlands corporation, Interliant Europe, B.V., to be owned 51% by us and 49% by @viso Limited. Through Interliant Europe, we plan to launch Web hosting, application hosting and related services in continental Europe. @viso Limited has loaned us the amount required to purchase our equity interest in Interliant Europe (approximately $7.7 million). We have also agreed to license some of our technology and intellectual property to and to enter into a service agreement with Interliant Europe. The note is repayable only upon sale of the business or the successful completion of a public offering of securities by Interliant Europe. We intend to consolidate 100% of the results of operations of Interliant Europe into our Consolidated Results of Operations. We anticipate that those results of operations will involve substantial EBITDA losses for the forseeable future. There is no requirement for us to provide any further funding to Interliant Europe.

        On February 7, 2000 we announced our intention to raise $125 million (excluding any over-allotiments) through a rule 144a offering of convertible subordinated notes. The notes will be convertible into shares of our common stock at a conversion price to be determined.

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      ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS

      (c)  Exhibits.

            The following exhibit is filed herewith:

            99.3  Press release dated February 7, 2000



                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, Interliant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  February 7, 2000

                                      INTERLIANT, INC.

                                      By: /s/ William A. Wilson
                                          -------------------------------------
                                          William A. Wilson
                                          Chief Financial Officer and Treasurer
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                                 EXHIBIT INDEX


Exhibit

99.3       Press release dated February 7, 2000